CARDERO RESOURCE CORP

SHARE TRADING POLICY

(Adopted by the Board of Directors on December 16, 2004 and
revised on September 8, 2006)

PURPOSE OF THE POLICY

The purpose of this policy is to prescribe rules for Restricted Persons and Employees with respect to trading in securities of Cardero Resource Corp. (the “Company”) by these individuals when there is Undisclosed Material Information or Pending Material Developments with respect to the Company.  Strict adherence to this policy and included guidelines will promote investor confidence in securities of the Company by assuring the investing community that Restricted Persons and Employees who have access to Undisclosed Material Information will not make use of it by trading in securities of the Company before the information has been fully disclosed to the public and a reasonable period of time for the dissemination of that information has passed.

I.

DEFINITIONS USED IN THIS POLICY

“Blackout Period” means the period during which Employees and Restricted Persons are prohibited from trading in the Company’s securities;

“Employees” means all individuals currently employed by the Company who may become aware of Undisclosed Material Information;

“Information Officer” means the individual whom Employees or Restricted Persons may contact to determine whether or not they may execute trades in the market or reveal Undisclosed Material Information in the necessary course of business;

“Material Change” means a change in the business, operations, assets or ownership of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement the change made by the board of directors of the Company or by senior management of the Company who believe that confirmation of the decision by the board is probable;

“Material Fact” means a fact that significantly affects or could reasonably be expected to significantly affect the market price or value of the Company's securities;

“Material Information” means any information (Material Fact or Material Change) relating to the business, operations, assets or ownership of the Company that results in or could reasonably be expected to result in a significant change in the market price or value of any of the Company's securities;

“Pending Material Developments” means a proposed transaction of the Company, information with respect to which would constitute Material Information, however, a decision to proceed with the transaction has not been made by the board of directors or by senior management with the expectation of concurrence from the board;

“Restricted Persons” means:

(a)

directors and officers of the Company; and

(b)

Employees of the Company who are routinely in possession of Undisclosed Material Information; and

“Undisclosed Material Information” means Material Information pertaining to the Company that has not been publicly disclosed or information that has been publicly disclosed, but a reasonable period of time for its dissemination has not passed.

II.

TERMS OF THIS POLICY

If there is any question or concern with respect to the application of this policy to any employee of the Company or to any particular circumstance, the Information Officer should be contacted for guidance.

1.

General Prohibition

No Employees or Restricted Person shall trade in the securities of the Company when they are aware of Undisclosed Material Information.  In addition, Employees or Restricted Persons are prohibited from informing, or “tipping”, anyone else about that information.  This prohibition extends to other securities whose price or value may reasonably be expected to be affected by changes in the price of the Company’s securities and includes the granting or exercise of stock options.

2.

Information Officer

For purposes of this Policy, the Vice-President and General Counsel of the Company has been appointed as the Information Officer.  If, for any reason, the Information Officer is not available, the Chief Executive Officer is the designated backup for the Information Officer.  When Employees or Restricted Persons have concerns about whether or not certain information is Undisclosed Material Information, they should contact the Information Officer or, if he is not available, his backup, to obtain permission before executing any trades in securities of the Company.  If the information is such that it would influence Employees or Restricted Persons to buy or sell securities of the Company then that fact alone suggests that it is Material Information.  Restricted Persons and Employees should err on the side of caution in such matters.

3.

Undisclosed Material Information

No Employee or Restricted Person shall reveal Undisclosed Material Information to any person unless the disclosure must occur in the necessary course of business (e.g. discussions with the Company’s bankers or advisers where the disclosure of such information is necessary).  The Information Officer or, if he is not available, his backup, should be consulted to determine if it is appropriate to reveal the Undisclosed Material Information in the circumstances.

4.

Undisclosed Material Information of Other Companies

Where Employees or Restricted Persons become aware of Undisclosed Material Information concerning another public corporation, they shall not trade in the securities of that Company until the information is publicly disclosed and a reasonable period of time for its dissemination has passed.  Generally, a “reasonable period of time” will be forty-eight (48) hours; however, it may be longer depending upon the particular market following of that other corporation.  The Information Officer or, if he is not available, his backup, should be consulted to determine what would be a “reasonable period of time” in the circumstances.

5.

Restricted Persons

Restricted Persons are prohibited from trading whenever there are Pending Material Developments, even if they are unaware of the details of the same.  In the circumstances where there is Pending Material Information with respect to the Company, a confidential memo will be sent to all Restricted Persons, as well as to other Employees if it is determined appropriate, informing them as to the Blackout Period with respect to such Pending Material Development at which time they shall cease trading until further notice.  No reason for the trading restriction will be provided.

As an alternative to a total prohibition on trading during a Blackout Period, senior management may make the determination that trades may occur during the Blackout Period but only with the express prior approval by the Information Officer of each such trade.  This alternative will only be available during a Blackout Period if the written notice of such Blackout Period so states.

It is the responsibility of senior management to make the determination as to when a pending transaction would constitute a Pending Material Development.  As guidance, a Blackout Period must at least commence once negotiations on a proposed transaction have progressed to a point where it reasonably could be expected that the market price of the Company’s securities would materially change if the status of the transaction were publicly disclosed.

6.

Blackout Period

No Employee or Restricted Person shall trade in the Company’s securities when Material Information has not been disclosed and for a reasonable period of time following the disclosure of that information.  The purpose of the Blackout Period is to allow the market to fully reflect the Material Information in the price of the Company’s securities.  The Information Officer(s), in consultation with senior management, will be responsible for setting the length of the Blackout Period and notifying Employees and Restricted Persons of it.

The Information Officer should consider setting, and advising of, specific and routine Blackout Periods for routine and scheduled material announcements, such as quarterly and annual financial information; for example, everyone involved with financial statement preparation or approval should be subject to a regular Blackout Period two (2) weeks prior to the scheduled release of the statements and forty-eight (48) hours after their actual release.

7.

Insider Trading Reports

In British Columbia, directors, senior officers and any persons beneficially owning or controlling more than 10% of the voting rights of a public corporation are required to file insider trading reports on SEDI (System for Electronic Disclosure by Insiders) within ten (10) days of a change in their ownership position in any securities of the Company (this includes the grant of options or other convertible securities to such persons or the exercise by them of such options or convertible securities).  If an individual falls into one of these categories, that individual should consult the Information Officer, or if he is not available, his backup, if he/she has any questions with respect to any individual proposed trades in securities or with respect to his/her statutory obligations regarding insider trading report filings in general.

8.

Penalties

When Employees or Restricted Persons are shown to have been trading on Undisclosed Material Information it causes great embarrassment to the Company.  As a result, the Company may take its own disciplinary actions, which could result in termination of employment or implementation of a probationary period.  The Company will also report the matter to the appropriate regulatory authorities.

The prohibition against trading on Undisclosed Material Information as set forth in Canadian securities legislation can be enforced through a wide range of penalties, including:

(a)

fines and penal sanctions;

(b)

civil actions for damages;

(c)

an accounting to the Company for any benefit or advantage received; and

(d)

administrative sanctions by securities commissions, such as cease trade orders and removal of trading exemptions.

9.

Policy Review

The Company will review this policy annually to ensure that it is achieving its purpose.  Based on the results of the review, the Policy may be revised accordingly.